Exhibit 107

Calculation of Filing Fee Table

Form S-8

Kodiak Sciences Inc.

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Other(2)	2,073,050(3)	$6.22 (2)	$12,894,371.00	0.0000927	$1,195.31
Total Offering Amounts				–	$12,894,371.00	–	–
Total Fees Previously Paid				–	–	–	–
Total Fee Offsets				–	–	–	–
Net Fee Due				–	–	–	$1,195.31

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of Common Stock of Kodiak Sciences Inc. (the “Registrant”) that become issuable under the 2018 Equity Incentive Plan (the “2018 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $6.22 per share, which is the average of the high and low prices of Registrant’s Common Stock, as reported on the Nasdaq Global Market on May 4, 2022.

(3)

Represents the automatic annual increase of 2,073,050 shares on January 1, 2022 to the number of shares of Common Stock reserved for issuance under the 2018 Plan pursuant to an “evergreen” provision contained in the 2018 Plan. Pursuant to such provision, the number of shares of Common Stock available for grant and issuance under the 2018 Plan is subject to an annual increase on the first day of each fiscal year starting on January 1, 2019, by an amount equal to the least of (i) 4,300,000 shares of Common Stock, (ii) four percent (4%) of the outstanding shares of Common Stock on the last day of the immediately preceding fiscal year or (iii) such number of shares of Common Stock determined by the Registrant’s board of directors prior to the applicable fiscal year end.